Exhibit 99.1

News Release

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

DANIEL R. COULSON TO RETIRE MARCH 31 AS VISTEON EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

DEARBORN, Mich., February 27, 2004 — Visteon Corporation (NYSE: VC) today announced that Daniel R. Coulson, executive vice president and chief financial officer, will retire on March 31, 2004, after a distinguished 38-year career at Visteon and Ford Motor Co.

“Dan has made many important contributions to Visteon, and his integrity in financial reporting and controls has always been beyond reproach,” said Visteon Chairman and Chief Executive Officer Pete Pestillo. “I want to express my personal gratitude to Dan for the high standards of leadership, professionalism and commitment he has demonstrated throughout his career.

“We are making excellent progress in our search for Dan’s successor, and we hope to announce our plans soon,” Pestillo added.

Coulson was director of worldwide accounting for Ford before joining Visteon prior to its spin-off from the auto manufacturer in 2000. He began at Ford in 1965 as an accountant with the General Parts Division.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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